Exhibit 34.1

Ernst & Young, LLP 8484 Westpark Drive McLean VA, 22102

Report of Independent Registered Public Accounting Firm

Capital One Bank (USA), National Association

We have examined management’s assertion, included in the accompanying Report on Assessment of Compliance with Servicing Criteria, that Capital One Bank (USA), National Association and its affiliate Capital One Services, LLC. (together the “Company”) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for the asset-backed securities transactions involving credit card receivables conducted by Capital One Master Trust and Capital One Multi-asset Execution Trust where the related asset-backed securities were outstanding during the period covered by this report for which the Company acted as servicer, as of and for the year ended December 31, 2008, and except for servicing criteria 1122(d)(1)(iii), 1122(d)(1)(iv), 1122(d)(2)(ii), 1122(d)(2)(iii), 1122(d)(2)(v), 1122(d)(2)(vi), 1122(d)(3)(iii), 1122(d)(3)(iv), 1122(d)(4)(i), 1122(d)(4)(x), 1122(d)(4)(xi), 1122(d)(4)(xii), and 1122(d)(4)(xiii), which the Company has determined are not applicable to the activities performed by it with respect to the servicing platform covered by this report. Refer to Appendix A of management’s Report on Assessment of Compliance with Servicing Criteria for the asset backed securities covered by this servicing platform (the “Platform”). Management is responsible for the Company’s compliance with the applicable servicing criteria. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance with the applicable servicing criteria based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants, as adopted by the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of less than all of the individual asset backed transactions and securities that comprise the platform, testing of less than all of the servicing activities related to the Platform and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

In our opinion, management’s assertion that the Company complied with the aforementioned applicable servicing criteria as of and for the year ended December 31, 2008 for the Platform is fairly stated, in all material respects.

March 26, 2009